FOR MORE INFORMATION:
Company Contact
Michael R. Cox
Chief Financial Officer
Phone:  765.497.5829
mcox@BASInc.com

Agency Contact
Neil Berkman
Berkman Associates
Phone:  310.477.3118
info@berkmanassociates.com

Bioanalytical Systems, Inc. Reports Second Quarter Net Income
of $0.10 Per Share Versus A Loss of $0.25 Per Share
As Revenue Increased 21% to $8.4 Million

WEST LAFAYETTE, Indiana – May 12, 2011 – Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the second quarter and first six months of fiscal 2011, highlighted by sharply higher revenue and net income versus the comparable periods of fiscal 2010.

 For the second quarter ended March 31, 2011, revenue increased 21% to $8.4 million compared to $6.9 million for the second quarter of fiscal 2010.  Service revenue increased 23% to $6.4 million and Products revenue increased 17% to $2.0 million. Net income for the second quarter was $483,000, or $0.10 per basic and diluted share.  This compares to a net loss for the second quarter of fiscal 2010 of $1,212,000, or $0.25 per basic and diluted share.

For the first six months of fiscal 2011, revenue increased 24% to $16.5 million compared to $13.3 million for the comparable period of fiscal 2010. Service revenue increased 25% to $12.6 million and Products revenue increased 21% to $3.9 million.  Net income for the first six months of fiscal 2011 was $793,000, or $0.16 per basic and diluted share.  This compares to a net loss for the first six months of fiscal 2010 of $2.7 million, or $0.55 per basic and diluted share.

On May 11, 2011, BASi announced the closing of a registered public offering of units, consisting of convertible preferred stock and warrants.  Net proceeds of approximately $4.7 million will be used for the purchase of laboratory equipment and for working capital and general corporate purposes.

Anthony Chilton, President and Chief Executive Officer, said, "The dramatic improvement in BASi's financial performance is compelling evidence that we have the right strategy for growth and are implementing our plan effectively.  The increase in revenue reflects the success of our efforts to build business with existing clients and expand our client base, as we leverage BASi's well-established reputation for providing innovative, high quality services and products that increase efficiency and reduce the cost of taking a new drug to market.  Start-ups, biotechs, generics and other new sectors of the drug development industry are especially attractive targets for our services.  Our decision to offer our proprietary Culex® automated in vivo sampling and dosing system on a fee-for-service basis also is generating real interest among current and potential clients.

"Also encouraging is the improvement in gross margin, which increased to 33% for this year’s first half compared to just 20% for the prior year, reflecting the beneficial impact of higher revenue on laboratory utilization and operating efficiency, as well as the company-wide cost control initiatives we introduced a year ago.  In addition to their contribution to the improvement in gross margin, our cost control initiatives drove a 23% reduction in general and administrative expenses for this year’s first six months versus the same period last year.

"Reinforcing our commitment to long-term growth, yesterday we announced the closing of our first equity offering since the Company’s IPO in 1997.  The offering strengthens our balance sheet and positions the Company to continue aggressively pursuing our growth plan.  We are pleased by what we have accomplished so far, and look forward to continued success in the years ahead."

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Service revenue	$6,446	$5,247	$12,589	$10,058
Product revenue	1,977	1,688	3,924	3,254
Total revenue	8,423	6,935	16,513	13,312

Cost of service revenue	4,833	4,754	9,501	9,325
Cost of product revenue	793	696	1,499	1,306
Total cost of revenue	5,626	5,450	11,000	10,631

Gross profit	2,797	1,485	5,513	2,681
Operating expenses:
Selling	774	683	1,459	1,468
Research and development	111	138	223	310
General and administrative	1,262	1,944	2,643	3,431
Total operating expenses	2,147	2,765	4,325	5,209

Operating income (loss)	650	(1,281)	1,188	(2,528)

Interest expense	(168)	(275)	(403)	(516)
Other income	1	—	8	—
Income (loss) before income taxes	483	(1,556)	793	(3,044)

Income tax benefit	—	(344)	—	(344)

Net income (loss)	$483	$(1,212)	$793	$(2,700)

Basic net income (loss) per share	$0.10	$(0.25)	$0.16	$(0.55)
Diluted net income (loss) per share	$0.10	$(0.25)	$0.16	$(0.55)

Weighted common shares outstanding:
Basic	4,915	4,915	4,915	4,915
Diluted	5,080	4,915	5,025	4,915

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